                                                                    Exhibit 10.4

                               *** TEXT OMITTED AND FILED SEPARATELY
                                   CONFIDENTIAL TREATMENT REQUESTED
                                   UNDER 17 C.F.R. SECTIONS 200.80(b)(3),
                                   200.80(b)(4) and 230.406

               ORBCOMM CONCEPT DEMONSTRATION COMMUNICATION PAYLOAD
                         PROCUREMENT AGREEMENT B10LG1192


This ORBCOMM Procurement Agreement (this "Agreement") is made and entered into as of the 3rd day of November, 2004 (the Effective Date") between ORBCOMM Inc, a Delaware corporation ("ORBCOMM") with its principal place of business located at 21700 Atlantic Boulevard, Dulles, VA 20166 and Orbital Sciences Corporation, a Delaware corporation ("Orbital") with its principal place of business located at 21839 Atlantic Boulevard, Dulles, Virginia 20166.

WITNESSETH


WHEREAS ORBCOMM has received United States Government Contract
#HSCG-23-04-C-ADA-001 (the "United States Government Contract" or the "Contract") from the United States Coast Guard to develop the capability to receive, process, and forward the Automatic Identification System (AIS) Signal via spacecraft and associated ground systems; and

WHEREAS ORBCOMM has received an order under the Contract to deliver a Concept Demonstration Communications Payload and to launch and demonstrate functionality of the same; and

WHEREAS ORBCOMM desires to contract with Orbital for the overall design, manufacture, test, and delivery to ORBCOMM the Concept Demonstration Communication Payload for the ORBCOMM Automatic Identification System (AIS) and provide payload integration support and on-orbit operations support as specified in the Contract Statement of Work. Additionally, as an option defined herein, there is a potential for Orbital to provide thereafter up to five (5) additional identical or similar such payloads for the AIS, if approved, and an option for six (6) ORBCOMM satellites with integrated AIS payloads and an option for six
(6) ORBCOMM satellites with integrated payloads similar to the current ORBCOM payload utilized on the Plane B spacecraft.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

"ORBCOMM AIS Demonstration Payload Statement of Work" B15051188 - Rev New dated November 2nd, 2004 And "ORBCOMM Concept Demonstration Spacecraft Communications Payload Specification" B15051189-Rev D dated October 6th, 2004 shall mean the payload statement of work and specifications attached hereto as Exhibit A,

"Options" shall mean the Additional AIS Payloads as set forth in Section 2.1 and ORBCOMM Spacecraft with AIS Payloads and ORBCOMM Spacecraft with ORBCOMM Plane B similar payloads to be defined at the time of the option execution.

"Payload" shall mean the communication payload equipment including an Automatic Identification System (AIS) receiver as described in the Concept Demonstration Spacecraft Communications Payload Specifications and the ORBCOMM, AIS Demonstration Payload Statement of Work (SOW) dated November 2nd, 2004 as set forth at Exhibit A, Part 1

ARTICLE 2 - SCOPE OF WORK

Consistent with the terms and conditions set forth herein. Orbital shall furnish the management, labor, facilities and materials required for the performance by it of the following work (collectively, the "Work"):

Section 2.1 - Manufacture of Payload. (a) Orbital shall design, manufacture, test and deliver to ORBCOMM the demonstration payload (the "Demo Payload") in accordance with the Payload Statement of Work and the Payload Specifications as set forth at Exhibit A.

(b) ORBCOMM shall have the option (the "Option") to require Orbital to construct and deliver to ORBCOMM up to five additional payloads (the "Optional Payloads")

                                       Or

ORBCOMM shall have the option (the "Option") to require Orbital to construct and deliver to ORBCOMM six (6) ORBCOMM Spacecraft with AIS integrated payloads (the "Optional AIS Spacecraft")

                                       Or

ORBCOMM shall have the option (the "Option") to require Orbital to construct and deliver to ORBCOMM six (6) ORBCOMM Spacecraft without AIS integrated payloads (the "Optional ORBCOMM Spacecraft")

(c) The Option shall be exercisable, at the times and prices defined in Exhibit
F.

Section 2.2 - Other Documentation. Orbital shall prepare, develop and submit to ORBCOMM the documentation set forth in the CDRLs of the AIS Demonstration Payload Statement of Work.

Section 2.3 - Payload Storage. Orbital shall provide ORBCOMM, on a time and materials basis, at the rate specified in Exhibit B, technical services associated with the storage of Payloads when required by ORBCOMM, relating to the ORBCOMM AIS System.

Section 2.4 - Regulatory and Export Matters. Orbital shall provide to ORBCOMM where practical, the technical data needed by ORBCOMM (a) to obtain and maintain the required United States regulatory authority needed to manufacture and export the Payload and any Option Payloads and (b) to take reasonable actions in any regulatory proceedings to defend any claims against any regulatory authority granted to ORBCOMM or any of its subsidiaries in connection with the Payloads.

ARTICLE 3 - WORK SCHEDULE AND DELIVERY

Section 3.1 - Completion of the milestones is set forth in Exhibit B - Work Schedule and Delivery (the "Milestones"). Completion of Milestones shall be determined as described in Section 5.3.

(b) Demo Payload. The first Demo Payload shall be ready for delivery twelve (12) months following the receipt of the first milestone payment.

(c) Options. Options shall be ready for delivery in accordance with the delivery schedule defined in Exhibit B

ARTICLE 4 - CONSIDERATION

Section 4.1 - Price. The price for the Demo Payload (the "Price") is as follows:

(a) Demo Payload

  One (1) each        $3,305,000

         TOTAL $3,305,000
               ==========

The Price for the Demo Payload represents a fixed price.

Section 4.2 - Price of Options. The prices for the Options (the "Option Prices") are defined in Exhibit F:

The price and terms of any such Option Payloads shall be no less favorable to ORBCOMM than those made available by Orbital to NASA for similar products, without any obligation on ORBCOMM to pay NASA prices.

Section 4.3 - Technical Assistance. For technical assistance tasks, other than those set forth in Section 2.1, the following shall apply:

(a) Orbital shall provide to ORBCOMM on a time and materials basis as defined in Exhibit E technical services, the cost for which is estimated to be less than One Hundred Thousands Dollars ($100,000), as and when required and directed by a Task Order issued by ORBCOMM, relating to the Payloads. Orbital shall be required to submit to ORBCOMM a monthly report in writing for active Task Orders that outlines the total hours expended during the month and the total dollar amount spent, including cumulative amount.

Section 4.4 - Taxes (a) The Price (to include any Option Prices) does not include any federal, state or local sales, use or excise taxes levied upon or measured by the sale, the sales price, or the use of the items to be delivered or services required to be performed hereunder.

(b) In cases where Orbital and/or ORBCOMM are wholly or partially exempt from such taxes and duties or otherwise entitled to relief by way of protest, refund claims litigation or other proceeding, Orbital shall take all necessary steps to facilitate such exemption or relief by:

(i) Using reasonable efforts to bring about the exemption or relief before submitting the invoices to ORBCOMM; and

(ii) Complying with all formalities necessary to enable ORBCOMM to claim reimbursement with respect to taxes and duties that have been paid. For this purpose, Orbital shall comply with the reasonable instructions given to it by ORBCOMM and provide in due time the information that ORBCOMM reasonably requires.

If any such tax is determined to be legally due from either Orbital or ORBCOMM, ORBCOMM shall pay it separately. ORBCOMM shall pay, or reimburse Orbital for all out-of-pocket expenses incurred in connection with the activities contemplated by this Subsection 4.4(b).

Section 4.5 - Insurance. (a) The Price(s) includes the cost of property insurance and general and product liability insurance for the Payloads until ORBCOMM takes delivery of the payload.

(b) The Price does not include the cost to insure the payloads during any period of time in which the Payloads are put into storage. Orbital shall obtain the appropriate levels(s) of insurance required to cover the repair or replacement costs, as the case may be of the Payloads during storage. ORBCOMM shall pay or promptly reimburse Orbital for all expenses incurred by Orbital on behalf of ORBCOMM in obtaining the Payload storage insurance, upon receipt of Orbital's invoice therefor.

ARTICLE 5 - PAYMENT TERMS AND INVOICING

Section 5.1 - Invoicing.

For all Milestone Payments, Orbital shall submit an invoice for each Milestone Payment in accordance with the payment schedule defined in Exhibit E. Each invoice shall identify the Milestone for which payment is being requested and the amount requested. Payments shall be due net 30 days.

For all invoices for time and material tasks, Orbital shall provide a certificate, signed by the Vice President and Controller of Orbital or by any other officer designated by the Vice President and Controller of Orbital, certifying the accuracy of the costs incurred that are the subject of the respective invoice. The invoices shall include, but not be limited to, a listing of labor costs, including labor hours by bid rate group, material subcontracts and ODC's as to enable ORBCOMM to fully comprehend the total monthly charges being invoiced by Orbital. Invoices shall be submitted to the following address:

  ORBCOMM, Inc
  Attn: Controller
  21700 Atlantic Blvd.
  Dulles, VA   20166


Section 5.2 - Milestone Achievement. (a) A Milestone shall be deemed achieved upon the successful demonstration by Orbital that the Work that is the subject of the Milestone has been completed in accordance with the requirements of this Agreement, and that all conditions established by this Agreement as prerequisites to payment of the invoice have been fulfilled to ORBCOMM's reasonable satisfaction.

(b) In the event that Orbital fails to achieve any Milestone on or before the scheduled completion date shown in Exhibit B, ORBCOMM shall be relieved of its obligation to pay the applicable amounts specified for such Milestone until such time as Orbital achieves such Milestone or obtains a waiver in writing from ORBCOMM for such achievement. Orbital's failure to timely complete any Milestone shall not relieve ORBCOMM from its obligation to pay for other achieved Milestones.

(c) If ORBCOMM concludes that the Milestone event for which any invoices have been submitted has not been successfully completed in accordance with the requirements of this Agreement or that any condition established by this Agreement as prerequisite to payment has not been fulfilled, it shall provide Orbital written exceptions within ten (10) business days after receipt of the invoice, specifying in detail the non-conformance. The applicable payments shall be made within five (5) business days after ORBCOMM's receipt of Orbital's response, in writing, addressing in detail each of ORBCOMM's exceptions; provided however, if with respect to any such Milestone, ORBCOMM reasonably concludes that Orbital's response to ORBCOMM's exceptions to be non-responsive and so notifies Orbital as provided in Subsection 5.5 (c) (i) below, ORBCOMM may, at its sole discretion, defer any unpaid amount of the relevant Milestone payment until the resolution of the matter as described in Subsection 5.3(c)(i) below.

(i) In the event ORBCOMM concludes that Orbital has been non-responsive to ORBCOMM `s exception to a Milestone, ORBCOMM shall notify Orbital thereof in writing (the "Exception Notification") within ten (10) business after receipt of Orbital's response to ORBCOMM written exception. The Exception Notification shall (A) specify in detail the reason(s) ORBCOMM believes Orbital's response to be non-responsive, and (B) advise Orbital formally that ORBCOMM intends to withhold payment for such Milestone(s). On receipt of an Exemption Notification from ORBCOMM, Orbital shall have thirty (30) days to demonstrate the achievement of the relevant

Milestone to the reasonable satisfaction of ORBCOMM. If Orbital is unable to make such a demonstration, ORBCOMM may defer payment as provided above. If Orbital continues to dispute the OBRCOMM assertions of non-compliance, either party may, at any time after the filing of the Orbital additional response as permitted by this Section 5.3 (c)(i), submit the matter to be resolved by arbitration as provided in Section 12.3 hereof.

Section 5.3 - Certification and Auditor Review of Submitted Invoices. In order to assure ORBCOMM that the invoices that are submitted accurately reflect (i) the actual hours expended, and actual cost incurred for travel expenses, material and other direct cost (ODC) for T&M payments, and (ii) the correct Milestone completion effort to be invoiced under the terms of this Agreement, Orbital will provide with each invoice a certification executed by the Vice President of Orbital's Space Systems Group that the sums invoiced are current, complete and accurate and that they are allowable and allocable to the invoice being presented and to this contract. If the United States Government should require that invoices be certified in addition to the above referenced certification, Orbital shall provide such other Government required certifications as are required. ORBCOMM may request the Government to review the accuracy of submitted invoices under this agreement against Orbital's accounting books and records. In the event that an error was made and ORBCOMM was overcharged, the amount of the overcharge shall be determined by the auditors and the overcharged amount, shall be refunded to ORBCOMM within thirty (30) business days from the date of notification by the auditors. To the extent that Orbital does not agree with the auditors' determination, such dispute shall be settled in accordance with Section 12.3.

ARTICLE 6 - ACCESS AND ACCEPTANCE

Section 6.1 - Access. Subject to the receipt of any and all required governmental approvals, ORBCOMM authorized representatives shall have the right, on a not-to-interfere basis, at all reasonable times during the performance of this Agreement, to monitor the Work in progress (including without limitation all test activities with access to related computer program information to the extent reasonable safeguards can be implemented) at the plant(s) of Orbital. Orbital shall use all commercially reasonable efforts to incorporate in all of its subcontracts Orbital's and ORBCOMM's rights to monitor work in progress as provided herein, provided that any additional direct expenses associated with the exercise or implementation of such rights shall be borne by ORBCOMM.

Section 6.2 - Inspection and Acceptance. ORBCOMM authorized representatives shall promptly conduct a final inspection of the Demo Payload and any Option Payloads ordered in accordance with the Verification and Test Plan or, at ORBCOMM's option, witness such inspection by Orbital and shall either approve them for acceptance in writing or promptly notify Orbital in writing of the particulars in which they are non-conforming with the applicable Specifications. If no objections have been sent by ORBCOMM within (15) days of the inspection, the relevant payload shall be deemed to have received approval for acceptance by ORBCOMM. Corrections required to render the payloads in conformance with the applicable Specification shall be made by Orbital at its cost. The decision how to make the corrections shall be at Orbital's sole discretion and an item found to be non-conforming during or after testing performed under this Agreement shall at ORBCOMM's request and without charge to ORBCOMM be retested by Orbital after Orbital has remedied the non-conformance. ORBCOMM may be assisted in all inspections by its consultants or advisors. This final inspection and acceptance shall take place at Orbital's Dulles facility prior to delivery to ORBCOMM.

Section 6.3. - Corrections in Delivered Payloads. (a) If at any time, either Orbital or ORBCOMM becomes aware that any payloads delivered under this contract are defective as a result of the operation of on-orbit Satellites which defect(s) has resulted from a defect in workmanship or materials or adherence to the statement of work or specification then the following shall occur: (i) if the discovery is made by Orbital, Orbital shall notify promptly ORBCOMM of such defects and to the extent that ORBCOMM determines that such defects would, in the reasonable opinion of ORBCOMM materially adversely affect the operation of the ORBCOMM AIS System. Orbital shall take prompt and appropriate corrective measures to eliminate any such defects from all unused payloads, or (ii) if the discovery is made by ORBCOMM, ORBCOMM shall notify promptly Orbital of such defects that would, in the reasonable opinion of ORBCOMM, materially and adversely affect the operation of the ORBCOMM AIS System. Orbital shall be obligated within ten days to verify and respond to the ORBCOMM notification of defective delivered and not yet launched payloads, and, in the event the defect has been verified, Orbital shall take prompt and appropriate corrective measures to eliminate any such defects from all such payloads. The decision how to make the corrections shall be mutually agreed upon by ORBCOMM and Orbital.

(b) If the defects so identified are not the result of any failure to adhere to the applicable specifications and SOW on the part of Orbital, ORBCOMM shall pay the costs of such corrections identified in Section 6.3(a) and Orbital shall charge for the effort expended on such corrections; provided however, that if the material defect is found as a result of on-ground testing of the payloads by Orbital or Orbital's subcontractors, then the corrections shall be deemed to be in the Scope of Work. Orbital's obligation to correct such material defects in the payloads shall end the sooner of Twelve (12) months after acceptance of the hardware by ORBCOMM or launch. After such date corrections to such payloads shall be made at a price mutually agreed to by ORBCOMM and Orbital. ORBCOMM shall decide whether to proceed with the corrections of such material defects. If the defects so identified result from the failure of Orbital to adhere to the applicable specifications and/or SOW, then Orbital shall be responsible to correct the defect in workmanship and/or material at no increase in Contract price.

ARTICLE 7 - TITLE AND RISK OF LOSS

Title to, beneficial ownership of, and right to possession to and risk of loss of or damage to the payloads shall pass to ORBCOMM upon final acceptance at Orbital's Dulles facility.

ARTICLE 8 - CHANGES

Section 8.1 - Changes. At any time and by written order, ORBCOMM may make changes within the general scope of this Agreement in (a) the Specifications or the Statements of Work, (b) the method of packing or shipment, (c) place or time of delivery, or (d) the quantity or type of the items to be delivered or services required to be performed hereunder.

Section 8.2 - Adjustments to Agreement. (a) If any change causes an increase or decrease in the Price, or in the time required for performance of any part of the Work, whether or not directly changed by the order, ORBCOMM and Orbital shall negotiate an equitable adjustment to such Price, delivery schedule or other provision of this Agreement. Orbital shall perform the Work as changed pending resolution of any negotiation under this Article 8.

(b) Orbital must assert in written proposal that addresses its right to an adjustment under this Article 8 within thirty (30) days from receipt of the written order.

(c) If Orbital's proposal includes the cost of replacing property made obsolete or excess by the change, ORBCOMM shall have the right to prescribe the manner of the disposition of the obsolete or excess property.

(d) Failure to agree to any adjustment shall be a dispute and shall be settled in accordance with Section 12.3 provided that nothing in this Section 8.2 shall excuse Orbital from proceeding with the Work as changed.

(e) The exercise of any Option contemplated by this Agreement shall not be considered a change to this Agreement.

ARTICLE 9 - REPRESENTATIONS AND WARRANTIES

Section 9.1 - Representations and Warranties. Orbital represents and warrants that (a) it has and it shall deliver to ORBCOMM at the time of title passing pursuant to Article 7, sole and good legal and equitable title to the items to be delivered or to the extent applicable, the services required to be performed pursuant to Article 2, free and clear of any and all security interests, liens, claims, charges and encumbrances of any kind or nature whatsoever, together with full power and lawful authority to sell, deliver and perform the items to be delivered or to the extent applicable, the services required to be performed under Article 2, (b) the items to be delivered or to the extent applicable, the services required to be performed shall be free from defects in material and workmanship and shall operate and conform to the statement of work and specifications as set forth in the in the contract, (c) neither the delivery of the items nor the performance of the services required to be performed by Orbital shall in any way constitute an infringement or other violation of any copyright, trademark or patent or other validly registered enforceable intellectual property right of any third party, and (d) the items to be delivered and the services required to be performed hereunder shall be in compliance with all applicable United States laws, rules and regulations.

Section 9.2 Remedies for Breach of Warranty and Warranty Period. ORBCOMM's sole remedy for payload failure, defects, failure to conform with applicable Specifications or any other requirements shall be limited to (i) non-payment to Orbital of the Price for the Payload (s) so affected and (ii) termination remedies under Article 10.

Section 9.3 - Limitation of Liability. (a) ORBITAL SHALL NOT BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL OR OTHER DAMAGES RESULTING FROM THE USE OF ANY OF THE GOODS OR SERVICES TO BE PROVIDED HEREUNDER, OTHER THAN THE LIABILITIES EXPRESSLY STATED HEREIN. THE WARRANTY SET FORTH HEREIN IS IN LIEU OF ALL OTHER WARRANTIES EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Section 9.4 - Patent Indemnification. (a) In the event of a breach of the representation and warranty set forth in Section 9.1(c), Orbital agrees to indemnify and hold harmless ORBCOMM and its permitted successors and assigns of its products from and against all loss, damages, claims, demands and suits at law or in equity, for actual or alleged claims, demands and suits at law or in equity, arising out of such breach or alleged breach.

ARTICLE 10 - TERMINATION

Section 10.1 Termination. (a) This order may be terminated at any time by the mutual agreement of the parties, which agreement shall specify their respective remaining rights and duties.

(b) ORBCOMM may, by written notice of termination to Orbital terminate this Agreement upon the failure of Orbital (a) to achieve any of the Milestones within four (4) weeks after the scheduled completion date set forth in Exhibit B, provided that scheduled completion dates shall be extended by any excusable delays as a result of a force majeure event under Section 12.2; (b) to comply in any material respect with any of the provisions of this Agreement and to correct such failure, within sixty (60) days from the date of Orbital's receipt of written notice thereof from ORBCOMM authorized representative setting forth in detail ORBCOMM basis for termination of the Agreement; or (c) termination of

ORBCOMM's prime contract by ORBCOMM's customer, the United States Government.

(c) Orbital shall be in default under this agreement if it fails to deliver the goods covered hereunder, or does so beyond a reasonable time, or delivers goods of a quality differing from or inferior to the referenced applicable specifications. A stoppage of work, initiated by Orbital as a direct result of ORBCOMM's failure to make timely payment against any properly and appropriately submitted invoice shall not be grounds for Default.

(d) Orbital shall be in default under this agreement in the event that Orbital fails to comply with any applicable federal, state or local laws pertaining to the subject matter of this agreement or the work required to fulfill the requirements of this agreement.

(e) This order may be unilaterally terminated by ORBCOMM for default by Orbital without prejudice to any claim for damages or other relief arising out of such default.

(f) This order or, at the option of the ORBCOMM, individual orders placed hereunder may be terminated in whole or in part by ORBCOMM for its convenience or because of termination of a relevant United States Government prime contract.

Section 10.2 - Remedies Upon Termination.

(a) In the event of termination of this Agreement by ORBCOMM as provided for hereinabove, Orbital shall:

(i) At ORBCOMM's request, to the extent it is permitted to do so by law, regulation and any third party obligations pertaining thereto, deliver to ORBCOMM all completed items to be delivered under Article 2, work-in-process, drawings, and other technical data associated with the Work developed as part of the performance of the completed Milestones of this Agreement along with appropriate licenses to the intellectual property embodied in all such items, drawings and other technical data sufficient to enable ORBCOMM to use, make and have made such items, as would have been required as a deliverable had the work continued to completion, provided that such data and licenses shall be used exclusively for purposes related to the ORBCOMM System and shall be subject to appropriate confidentiality obligations.

(ii) At ORBCOMM's request and to the fullest extent permitted by law, and subject to applicable laws, regulations and terms of this Agreement, transfer the applicable approvals, permits, and licenses pertaining to the goods delivered under this Agreement.

(iii) Take all commercially reasonable steps to protect and preserve the property referred to in (i) above in the possession of Orbital until delivery to ORBCOMM.

(iv) In the event this agreement is terminated as a result of a termination for convenience of the United States Government prime contract in support of which this agreement has been entered, provide to ORBCOMM as soon as possible but in any event not later than ninety (90) days after receipt of notice of such termination for convenience, a certified statement of all damages for which it will require ORBCOMM to seek reimbursement. In such event, Orbital shall retain all Milestone payments received to date and be reimbursed for all costs (including a reasonable fee thereon) that are in excess of Milestone payments received and for which ORBCOMM is able to obtain payment from the United States Government. Orbital shall cooperate fully with the United States Government and ORBCOMM regarding the presentation of a termination for convenience request for payment, including but not limited to providing all required certifications and permitting all required United States Government audits in conjunction therewith. ORBCOMM shall present the Orbital termination for convenience costs to the Government and shall use its best efforts to permit Orbital to be able to participate directly with the Government in the negotiation of those termination for convenience costs which pertain to Orbital.

(v) In the event this Agreement is terminated solely for the convenience of ORBCOMM (and not due to the termination of the relevant United States prime contract), Orbital shall be entitled to retain all Milestone payments received to date and shall further be entitled to be reimbursed for all costs (including a reasonable fee) in excess of such Milestone payments that have been incurred by Orbital in support of this Agreement. Orbital shall have the obligation to mitigate all such costs to the extent such mitigation is possible.

(vi) In the event that this Agreement is terminated for default, Orbital shall be permitted to retain the Milestone payments previously received prior to the termination subject to the following conditions. ORBCOMM shall be obliged to mitigate the damages sustained as a result of such default by Orbital to the extent permitted by the Contract. If ORBCOMM elects to complete the undelivered items specified in the Agreement, Orbital will be responsible for the reprocurement cost of the remaining undelivered items up to the value of those undelivered items as specified in this Agreement, and, if requested by ORBCOMM, Orbital will, for the sole purpose of enabling ORBCOMM to complete the undelivered items specified in the Agreement, make available to ORBCOMM Foreground and Background Information necessary to enable ORBCOMM or its designee to complete the items. Orbital will permit use of the aforementioned Foreground and Background Information by ORBCOMM's designee only after Orbital has been notified of ORBCOMM's intentions to make such Information available to a third party and Orbital and ORBCOMM's designee have executed a non-disclosure agreement, which will be in substantially the same form as that non-disclosure agreement which exists between Orbital and ORBCOMM at the time of execution of this Agreement, to protect such Information If ORBCOMM elects not to complete the undelivered items specified in the Agreement, ORBCOMM and Orbital shall agree on the disposition and amount of payment for undelivered manufacturing materials decided by the parties to be delivered to ORBCOMM. Failure to agree will be a dispute under Section 12.3. If, after termination, it is determined that Orbital was not in default, or that the default was excusable, the rights and obligations of the parties shall be the same as if the termination had been issued for the convenience of the Government.

(b) Any disagreement under this provision, including disagreements with respect to ORBCOMM's right to seek a termination and the appropriate remedies for termination, shall be resolved in accordance with Article 12.3 of this Agreement.

ARTICLE 11 - OWNERSHIP OF INTELLECTUAL PROPERTY

Section 11.1 (a) Except as set forth in Sections 11.1(b) and 11.1(c) and except as required by the terms of the Prime Contract, all foreground IP related to the Work is the exclusive property of ORBCOMM. All rights, title and interest in and to all background IP relating to the Work shall remain exclusively in Orbital and/or its subcontractors, notwithstanding Orbital's disclosure of any information or delivery of any data items to ORBCOMM or ORBCOMM's payment to Orbital for engineering or non-recurring charges. ORBCOMM shall not use or disclose such information or property to any third party other than as required by the terms of the Prime Contract without the prior written consent of Orbital. Title to all tools, test equipment and facilities not furnished by ORBCOMM or specifically paid for by ORBCOMM and delivered to ORBCOMM under this Agreement shall remain in Orbital and/or its subcontractors. Foreground information is defined as that data, regardless of format, that is first conceived, developed or produced by Orbital in the performance of this Agreement. Background information is defined as data, regardless of format, and inclusive of all technical information trade secrets, and proprietary information that was conceived, developed or produced by Orbital prior to performing under this Agreement or outside of the efforts required by this Agreement.

Section 11.2 To the extent that computer software, source codes, programming information and other related documentation relating to the Work, (the "Background Information") are not deliverable data under this Agreement (or to the extent that they are deliverable data, that no ownership or license rights are being transferred to ORBCOMM), Orbital, to the extent that it has the right to do so, shall provide to ORBCOMM on an as needed basis, the right to access and copy such Background Information to support its analysis of the ORBCOMM System, to develop alternative solutions for technical problems affecting the operation and management of the ORBCOMM AIS System and to design modifications to the Background Information but in any event, not for any re-procurement. To the extent that ORBCOMM designs modifications to the Background Information it shall not have the right to implement such modifications without the prior written consent of Orbital, which consent shall not be unreasonably withheld.

Section 11.3 Each party grants to the other party a worldwide fully paid non-exclusive license for use of the other party's intellectual property as defined in Sections 11.1 and 11.2 for purposes of performing the Work under this Agreement.

ARTICLE 12  - MISCELLANEOUS

Section 12.1 - Notices. (a) Except as otherwise specified herein, all notices, requests and other communications required to be delivered to any party hereunder shall be in writing (including any facsimile transmission or similar writing), and shall be sent either by certified mail, return receipt requested, by telecopy or delivered by overnight courier which provides tracking of documents transported or delivered in person addressed as follows:

(i) If to Orbital, to it at:
    21839 Atlantic Boulevard
    Dulles, Virginia   20166

Telephone: (703)-948-8769
Attention: R. A. Wolak, Director, Contracts

(ii) If to ORBCOMM Inc, to it at:

   21700 Atlantic Boulevard
   Dulles, VA 20166
   Telephone:   (703)-433-6400
   Attention: President & CEO

Or to such other persons or addresses as any party may designate by written notice to the others. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted and the appropriate answer back is received, (ii) if give by reputable overnight courier, one (b) business day after being delivered to such courier, (iii) if given by certified mail (return receipt requested), three 3 business days after being deposited in the mail with first class postage prepaid, or (iv) if given by any other means, when received at the address specified in this Section 12.1.

Section 12.2 Force Majeure. Neither party shall be responsible for failure or delay in performance or delivery if such failure or delay is the result of an act of God, terrorism, riot, or other hostilities, act of the public enemy, embargo, governmental act, orders or regulations, fire, accident, war, riot, strikes, inclement weather or other cause of a similar nature that is beyond the control of the parties. In the event of such occurrence, this Agreement shall be amended by mutual agreement to reflect an extension in the period of performance and/or time of delivery necessitated by such circumstances. Failure to agree on an equitable extension shall be considered a dispute and resolved in accordance with Section 12.3 hereof.

Section 12.3 - Resolution of Disputes. (a) Any controversy or claim that may arise under, out of, in connection with or relating to this Agreement or any breach hereof, shall be submitted to a representative management panel of ORBCOMM and Orbital. Each of ORBCOMM and Orbital may appoint up to two (2) individuals to each panel. Such appointments shall be made within ten (10) days of the receipt by the appointing party of notice of the existence of such controversy or claim. The unanimous decision and agreement of such panel, shall resolve the controversy or claim. If the panel is unable to resolve such matter within thirty (30) days of the submission of such controversy or claim to such individuals by way of unanimous decision, either party may remove the controversy or claim for arbitration in accordance with
Section 12.3(b).

(b) Any controversy or claim that is not resolved under Section 12.3(a) shall be settled by final and binding arbitration in Washington, D.C., in accordance with the then existing United States domestic rules of the American Arbitration Association (the "AAA") to the extent not modified by this Section 12.3. In the event that claims or controversies arise under this Agreement and any of the Definitive Agreements, such claims or controversies may be consolidated in a single arbitral proceeding. Unless otherwise agreed by the parties, the arbitral tribunal shall be composed of three (3) arbitrators who are expert in satellite communications systems and/or launch vehicles as may be appropriate depending on the nature of the dispute. Each of ORBCOMM and Orbital shall appoint one (1) arbitrator. If any party fails to appoint an arbitrator within thirty (30) days from the date on which another party's request for arbitration has been communicated to the first party such appointment shall be made by the AAA. The two (2) arbitrators so appointed shall agree upon the third arbitrator who shall act as chairman of the arbitral tribunal. If the two (2) appointed arbitrators shall not agree upon the appointment of the third arbitrator, such chairman shall be selected by the AAA. In all cases, the arbitrators shall be fluent in English. Judgement upon any award rendered by the arbitrators may be entered into any court having jurisdiction or application may be made for judicial acceptance of the award and an order of enforcement, as the case may be. The parties agree that if it becomes necessary for any party to enforce an arbitral award by a legal action or additional arbitration or judicial methods, the party against whom enforcement is sought shall pay all reasonable costs and attorneys' fees incurred by the party seeking to enforce the award.

Section 12.4 - Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia, USA without giving effect to the provisions, policies or principles thereof relating to choice or conflict of laws.

Section 12.5 - Binding Effect: Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Neither this Agreement nor any interest or obligations hereunder shall be assigned or transferred (by operation of law or otherwise) to any person without the prior written consent of the other party, provided that any party may assign this Agreement and its interest and obligations hereunder to any wholly owned subsidiary of such party.

Section 12.6 - Order of Precedence. Inconsistencies between or among Articles of Agreements and/or any attachment shall be resolved in the following order of precedence:

 (a) Article 1 through Article 12 of this Agreement
 (b) the Statements of Work: and
 (c) the Specifications.

Section 12.7 - Key personnel. Orbital agrees that those individuals identified in Exhibit C are necessary for the successful completion of the work to be performed under this Agreement. Such key personnel shall be removed only after proper advanced (two weeks minimum) consultation with ORBCOMM. Advanced consultation shall include identification/qualifications of the replacement and a transition plan. Orbital shall take considerable effort to replace Key Personnel with personnel of substantially equal qualifications and ability. In the event of a dispute, ORBCOMM shall communicate the concern to Orbital's senior management to negotiate a mutually agreed upon alternative. Notwithstanding its role in reviewing Key personnel adjustments, ORBCOMM shall have no supervisory control over Key Personnel work, and nothing in this Section 12.7 shall relieve Orbital of any of its obligations under this Agreement, or of its responsibility for any acts or omissions of its personnel. To the extent that the Key Personnel voluntarily resign, ORBCOMM shall be consulted in the selection of the replacement personnel but shall not have the right to approve such replacement personnel.

Section 12.8 - Counterparts. This Agreement may be executed in any number of counterparts of the signature pages, each of which shall be considered an original, but all of which together shall constitute one and the same instrument.

Section 12.9 - Headings. This section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 12.10 - Amendment Waiver. Except as provided otherwise herein, this Agreement may not be amended nor may any rights hereunder by waived except by an instrument in writing signed by the parties hereto.

Section 12.11 - Entire Agreement. This Agreement and all exhibits (which are hereby made part of this Agreement) contain the entire understanding between the parties and supersede all prior written and oral understandings relating to the subject hereof. No representations, agreement, modifications or understandings not contained herein shall be valid or effective unless agreed to in writing and signed by both parties.

Section 12.12 - Modification and Termination. This order may not be modified or terminated orally. No claimed modification, termination or waiver of any of its provisions shall be valid UNLESS in writing signed by ORBCOMM.

Section 12.13 - Government Contract Conditions Since this order is being placed in support of the United States Government contract referenced above, this order is subject to the following additional provisions:

(a) The terms and conditions of the United States Government Contract;

(b) Inspection at Source: ORBCOMM reserves the right to request Government Inspection at source. In the event this right is exercised, Orbital shall make all necessary arrangements with the appropriate Government Agency for such inspection and shall promptly furnish ORBCOMM with the resultant inspection certificate(s); and

(c) Government Regulations: The provisions of the Federal Acquisition Regulations and Defense Department Supplement thereto are incorporated herein by reference as attached hereto at Exhibit "D." Where necessary to make the context of these provisions applicable to this order, the term "Government" and equivalent phrases shall include ORBCOMM, the term "Contractor" shall include Orbital, and the term "Contract" shall refer to this order. Orbital however, reserves the right of audit solely to the Government. Where any reference above contains alternative clauses, that alternative shall apply which is required by or most consistent with ORBCOMM's prime or subcontract pursuant to which this order is issued. The clauses set forth above shall be interpreted as referring to the FAR or DFAR clause with the same or similar name in effect (including revision by Defense Acquisition Circular) as of the date set forth on ORBCOMM's prime or subcontract regardless of title or FAR/DFAR numbering. In the event that this order is placed for a "commercial" product(s) as defined in FAR 52.202-1, only the provisions of the Federal Acquisition Regulations and Defense Department Supplement thereto set forth at Attachment "A" hereto which are applicable to commercial item acquisitions shall be applicable hereto. See in general FAR 52.244-6 and DFAR 252.225.7012.

Section 12.14 - Equal Opportunity. Orbital agrees during the performance of this order, pursuant to 41 CFR Section 60-1.4, unless otherwise exempted by law, rules, regulations, or orders of the United States Government:

1) Orbital will not discriminate against any employee or applicant for employment because of race, color, religion, sex, or national origin. Orbital will take affirmative action to ensure that applicants are employed, and that employees are treated during employment without regard to their race, color, religion, sex, or national origin. Such action shall include, but not be limited to the following: Employment, upgrading, demotion, or transfer, recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship. The Orbital agrees to post in conspicuous places, available to employees and applicants for employment, notices to be provided by the contracting officer setting forth the provisions of this non-discrimination clause.

(2) Orbital will, in all solicitations or advertisements for employees placed by or on behalf of the Orbital, state that all qualified applicants will receive consideration for employment without regard to race, color, religion, sex or national origin.

(3) Orbital will send to each labor union or representative of workers with which it has a collective bargaining agreement or other contract or understanding, a notice to be provided by the agency Contracting Officer advising the labor union or worker's representative of Orbital's commitments under section 202 of Executive Order 11246 of September 24, 1965, and shall post copies of the notice in conspicuous places available to employees and applicants for employment.

(4) Orbital will comply with all provisions of Executive Order 11246 of September 24, 1965, and of the rules, regulations, and relevant orders of the Secretary of Labor.

(5) Orbital will furnish all information and reports required by Executive Order 11246 of September 24, 1964, and by the rules, regulations, and orders of the Secretary of Labor, or pursuant thereto, and will permit access to its books, records, and accounts by the contracting agency and the Secretary of Labor for purposes of investigation to ascertain compliance with such rules regulations, and orders.

(6) In the event of Orbital's non-compliance with the nondiscrimination clauses of this order or with any of such rules, regulations, or orders, this order may be canceled, terminated or suspended in whole or in part and Orbital may be declared ineligible for further Government contracts in accordance with procedures authorized in Executive Order 11246 of September 24, 1965, and such other sanctions may be imposed and remedies invoked as provided in Executive Order 11246 of September 24, 1965, or by rule, regulation, or order of the Secretary of Labor, or as otherwise provided by law.

(7) Orbital will include the provisions of paragraphs (1) through (7) in every subcontract or purchase order unless exempted by rules, regulations, or orders of the Secretary of Labor issued pursuant to section 204 of Executive Order 11246 of September 24, 1965, so that such provisions will be binding upon each subcontractor or vendor. Orbital will take such action with respect to any subcontract or purchase order as may be directed by the Secretary of Labor as a means of enforcing such provisions including sanctions for noncompliance:
Provided, however, that in the event Orbital becomes involved, in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction, the Orbital may request the United States to enter into such litigation to protect the interests of the United States.

Section 12.15 - Segregated Facilities. Orbital hereby certifies that Orbital does not and will not maintain any facilities Orbital provides for its employees in a segregated manner, or permit its employees to perform their services of any location, under Orbital's control, where segregated facilities are maintained; and Orbital will provide further certification of same as may be required by the Director of the Office of Federal Contract Compliance Programs (OFCCP).

Section 12.16 - False Statements. Orbital acknowledges that whoever knowingly and willfully makes any false, fictitious or fraudulent representations to the United States Government either directly or indirectly may be liable to criminal prosecution under 18 U.S.C. 1001.

Section 12.17 Certification Regarding Debarment, Suspension, Proposed Debarment and Other Responsibility Matters.

In the event this order is placed in support of a United States Government prime or subcontract, Orbital herewith certifies to the best of its knowledge and belief, that it and/or any of its principals

(i.) Are ( ) are not ( ) presently debarred, suspended, proposed for debarment, or declared ineligible for the award of contracts by a federal agency;

(ii.) Have ( ) have not ( ), within a three year period preceding this offer, been convicted of or had a civil judgment rendered against them for: commission of fraud or a criminal offense in connection with obtaining, attempting to obtain, or performing a public (federal, state or local) contract or subcontract; violation of federal or state antitrust statutes relating to the submission of offers; or commission of embezzlement, theft, forgery, bribery, falsification or destructions of records, making false statements, or receiving stolen property; and

(iii.) Are ( ) are not ( ) presently indicted for, or otherwise criminally or civilly charged by a government entity with, commission of any of the offenses enumerated above. The Orbital has ( ) has not ( ), within a three year period preceding this offer, had one or more contracts terminated for default by any federal agency.

"Principals," for the purposes of this certification, means officers, directors, owners, partners and persons having primary management or supervisory responsibilities within a business entity (e.g. general manager, plant manager, head of a subsidiary, division or business segment, and similar positions).

Section 12.18 Severability. If any term, condition, clause or provision of this order shall be determined or declared to be void or invalid in law or otherwise, then only that term, condition, clause or provision shall be stricken from this order and in all other respects this order shall be valid and continue in full force, effect and operation.

Section 12.19 Waiver. The failure of ORBCOMM at any time to insist on performance of any provision of this order shall not be construed as a waiver of that provision in any later instance, nor shall it be construed as a waiver of any other provision of this order.

Section 12.20 Limitation of Liability. In no event shall either party hold the other liable for incidental, consequential or punitive damages.

ARTICLE 13 - LIST OF EXHIBITS AND SCHEDULES

Exhibits
Exhibit A      Statement of Work and Specifications
               Part 1A     AIS Demonstration Payload Statement of Work
               Part 1B     Demonstration Spacecraft Communication Payload
                           Specifications
Exhibit B      Work Schedule and Delivery
Exhibit C      Key Personnel
Exhibit D      United States Government Contract Flow Down Provisions
Exhibit E      [***]
Exhibit F      Option Prices
Exhibit G      Schedules

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

      ORBITAL SCIENCES CORPORATION


      By: /s/ R.A. Wolak
          ---------------------------------
       Name: R. A. Wolak
             Title: Director, Contracts



      ORBCOMM LLC


      By: /s/Jerry Eisenberg
          ---------------------------------
       Name:   Jerry Eisenberg
       Title: Chief Executive Officer

                                                                  (ORBCOMM LOGO)


                                                                      EXHIBIT 1A


                        ORBCOMM AIS DEMONSTRATION PAYLOAD

                                    STATEMENT
                                       OF
                                      WORK


                                   ORBCOMM LLC
                            21700 Atlantic Boulevard
                         Dulles, Virginia 20166, U.S.A.

                                                    Signature           Date
                                                    ---------           ----
Prepared      -
By:           Staff
Approved      D. SCHOEN
By:           VP TECHNOLOGY DEVELOPMENT
Approved      J. STOLTE
By:           EVP TECHNOLOGY AND OPERATIONS

                          Issue Date: November 2, 2004

                               B15051188 - REV New

                                                                  (ORBCOMM LOGO)


                            EXPORT CONTROL STATEMENT

          The contents of this document, in whole or in part, shall not be exported from the United States, which export shall include, but not be limited to, transmittal to any non-U.S. citizen wherever said person is located, except in accordance with all United States laws and regulations relating to exports and to all administrative acts of the U.S. Government pursuant to such laws and regulations. Diversion, re-export or transshipment of the contents of this document, in whole or in part, contrary to U.S. law is also strictly prohibited.



                                      [***]

                               [44 pages omitted]
--------------------------------------------------------------------------------
B15051188 - Revision New                                                       1

                         ORBCOMM PROPRIETARY INFORMATION

                                                                      EXHIBIT 1B


                                     ORBCOMM
                        CONCEPT DEMONSTRATION SPACECRAFT
                      COMMUNICATIONS PAYLOAD SPECIFICATION


                                   ORBCOMM LLC

                            21700 Atlantic Boulevard
                         Dulles, Virginia 20166, U.S.A.

                                                           Signature      Date
                                                           ---------      ----
Prepared       Communications Payload Engineering
By:
Approved       John Stolte
By:            EVP, Technology & Operations
Approved       Tim Maclay
By:            VP, System Engineering
Approved       Dean Brickerd
By:            VP, Sales and Product Engineering

Approved       Mike Lord
By:            VP, Gateway Engineering
Approved       Chuck Rose
By:            Senior Manager, Network Operations

                           Issue Date: October 6, 2004

                                B15051189 - REV D

                                                                  (ORBCOMM LOGO)


                            EXPORT CONTROL STATEMENT

          The contents of this document, in whole or in part, shall not be exported from the United States, which export shall include, but not be limited to, transmittal to any non-U.S. citizen wherever said person is located, except in accordance with all United States laws and regulations relating to exports and to all administrative acts of the U.S. Government pursuant to such laws and regulations. Diversion, re-export or transshipment of the contents of this document, in whole or in part, contrary to U.S. law is also strictly prohibited.


                                      [***]

                               [54 pages omitted]

                                    Exhibit B
                           Work Schedule and Delivery

Basic Contract:

            Deliver one (1) each Demo Payload as defined in ARTICLE 1 and Exhibit A will be twelve (12) months after contract effectiveness as define in ARTICLE 12.5.

            Delivery of all services, reviews and equipment will be in accordance with Appendix A, Deliverable Services, Reviews and Equipment.

            Delivery of all documentation will be in accordance with Appendix B, Documentation Requirements List.

Options:

            Delivery of the optional equipment will be in accordance with the following schedules:

            Option A: Option for up to five (5) Additional AIS Payload configured identically as Demo Payload defined in Exhibit A.

            Delivery will be twelve (12) months after receipt of ORBCOMM's election to exercise the option and the first milestone payment
            (TBD) for this option. Option must be exercised within one hundred and twenty (120) days of the effective date of the contract.

            Option B: Option for six (6) ORBCOMM Spacecraft similar to existing Plane B configuration with integrated AIS Payloads configured identically as Demo Payload defined in Exhibit A.

            Delivery will be eighteen (18) months after receipt of ORBCOMM's election to exercise the option and the first milestone payment of
            (TBD) for this option.

            Option exercise dates are as stated in Exhibit F.

            Option C: Option for six (6) ORBCOMM Spacecraft with ORBCOMM Payload similar to existing Plane B configuration without AIS Payloads.

            Delivery will be eighteen (18) months after receipt of ORBCOMM's election to exercise the option and the first milestone payment of
            (TBD) for this option.

            Option exercise dates are as stated in Exhibit F.

                                    Exhibit C
                                  Key Personnel

The following individuals will be assigned to the Demo Payload Agreement effort in accordance with the provisions of ARTICLE 12.7


Program Manager             Tom McDermott

Systems Engineer            Thierry Guichon

Contract Administrator      Ron Wolak

                                   EXHIBIT D.
                              FAR FLOW DOWN CLAUSES

********************************************************************************

ITEM  CLAUSE #    FAR TITLE                                           DATE     APPLICATION
----  --------    ---------                                           ----     -----------
1.    52.203-3    Gratuities                                          APR 84   Over SAT
2.    52.203-6    Restriction on Subcontractor Sales                  JUL 95   Over SAT to the Government
3.    52.203-7    Anti-Kickback Procedures                            JUL 95   Over SAT *
4.    52.203.10   Price or Fee Adjustment for Illegal or              JAN 97   All Improper Activity
5.    52.203-11   Certification and Disclosure Regarding Payments     APR 91   Over $100,000.0 to Influence Certain Federal
                                                                               Transactions

6.    52.203-12   Limitation on Payments to Influence Certain         JUN 03   All Federal Transactions
7.    52.204-2    Security Requirements                               AUG 96   All
8.    52.209-6    Protecting the Government's Interest                JUL 95   Over $25,000.00, Subcontracting w/ Contractors
                                                                               Debarred, Suspended, or Proposed for Debarment
9.    52.214-26   Audit and Records- Sealed Bidding                   OCT 97   Over $500,000.00
10.   52.214-28   Subcontractor Cost or Pricing Data                  OCT 97   Over $500,000.00 Modifications - Sealed Bidding
11    52.215-2    Audit and Records - Negotiation                     JUN 99   Over SAT *
12.   52.215-10   Price Reductions for Defective Cost or Pricing      OCT 97   over $500,000.00 and Data FAR 15.403-4 exceptions n/a
13.   52.215-11   Price Reductions for Defective Cost or Pricing      OCT 97   Over $500,000.00 Data - Modifications and
                                                                               FAR 15.403-4 Exceptions N/A
14.   52.215-12   Subcontractor Cost or Pricing Data                  OCT 97   Over $500,000.00
15.   52.215-13   Subcontractor Cost or Pricing Data - Modifications  OCT 97   Over $500,000.00
16.   52.215-14   Integrity of Unit Prices                            OCT 97   Over $500,000.00 and FAR 15.403-4 Exceptions N/A
17.   52.215-15   Pension Adjustments and Asset Reversions            JAN 04   If Cost&Pricing Data Required Per FAR 15.408(g)
18.   52.215-18   Reversions or Adjustments of Plans for Post         OCT 97   If Cost & Pricing Data Retirement Benefits (PRB)
                                                                               Other than Pensions Required
19.   52.215-19   Notification of Ownership Change                    OCT 97   If FAR 15.408(k) applicable
20.   52.215-21   Requirements for Cost or Pricing Data or            OCT 97   If Cost & Pricing Data Req'd Information Other than
                                                                               Cost or Pricing Data -Modifications
21.   52.219-8    Utilization of Small Business Concerns              OCT 00   If further subcontract opportunities exist.
22.   52.219-9    Small, Small Disadvantaged and Women-Owned          JAN 02   Over $500,000.00 Small Business Subcontracting Plan
23.   52.222-4    Contract Work Hours & Safety Standards Act -        SEPT 00  Over $100,000.00 Overtime Compensation

24.   52.222-21   Prohibition of Segregated Facilities                FEB 99    Over$100,000.00
25.   52.222-26   Equal Opportunity                                   APR 02    Over $10,000.00
26.   52.222-35   Equal Opportunity for Special Disabled Veterans,    DEC 01    Over $25,000.00 Veterans of the Vietnam Era, and
                                                                                Veterans and Other Eligible Veterans
27.   52.222-36   Affirmative Action for Workers with disabilities    JUN 98    Over $10,000.00
28.   52.222-37   Employment Reports on Special Disabled Veterans     DEC 01    $25,000.00 or more and Veterans of the Vietnam Era
29..  52.223-3    Hazardous Material Identification                   JAN 97    All requiring delivery of & Material Safety Data
                                                                                hazardous materials
30.   52.224-2    Privacy Act                                         APR 84    All
31.   52.225-8    Duty-Free Entry                                     FEB 00    If SK includes covered supplies
32.   52.225-13   Restrictions on Certain Foreign Purchases           JAN 04    All
33.   52.227-1    Authorization and Consent                           JUL 95    Above SAT * (Unless outside USA)
34.   52.227-2    Notice and Assistance Regarding                     AUG 96    Above SAT * Patent & Copyright Infringement (Unless
                                                                                outside USA)
35.   52.227-3    Patent Indemnity                                    APR 84    All
36..  52.227-6    Royalty Information                                 APR 84    If Cost & Pricing Data or Royalty Information
                                                                                Required
37.   52.227-9    Refund of Royalties                                 APR 84    If C.O. determines substantial amounts of
                                                                                royalties may have to be paid
38.   52.227-10   Filing of Patent Applications -                     APR 84    Certain experimental, Classified Subject Matter
                                                                                developmental, or research
39.   52.227-11   Patent Rights - Retention by the Contractor         JUN 97    Certain experimental (Short Form) developmental, or
                                                                                research  Over SAT* w/exceptions
40.   52.227-12   Patent Rights - Retention by the Contractor         JAN 97    Certain experimental, (Long Form) developmental, or
                                                                                research
41.   52.227-13   Patent Rights - Acquisition by the Government       JAN 97    Certain experimental, developmental, or research
42.   52.227-17   Rights in Data - Special Works                      JUN 87    If in Prime Contract
43.   52.228-5    Insurance - Work on a Government Installation       JAN 97    Over SAT*, w/exceptions
44.   52.230-2    Cost Accounting Standards                           APR 98    Negotiated contracts with enumerated exceptions
45.   52.230-3    Disclosure and Consistency of                       APR 98    Over $500,00.00, under Cost Accounting Practices
                                                                                $25 million, eligible for CAS coverage (unless UK)

46.   52.230-6    Administration of  Cost Accounting Standards        NOV 99    Negotiated contracts with enumerated exceptions
47.   52.244-6    Subcontracts for Commercial Items                   APR 03    All SK's where clause is in prime contract
48.   52.245-17   Special Tooling                                     JUN 03    Fixed-price, tooling provided by/rights acquired by
                                                                                Gov't
49.   52.245-18   Special Test Equipment                              FEB 93    Negotiated; Contractor to acquire/fabricate
                                                                                special test equipment yet unknown
50.   52.246-23   Limitation of Liability                             FEB 97    All non-high-value (normally under $100,000.00) end
                                                                                items via contracts over SAT *
51.   52.247-63   Preference for US-Flag Air Carriers                 JUN 03    All/w possible intl air transport
52.   52.247-64   Preference for Privately Owned                      APR 03    All that may involve ocean U.S.-Flag Commercial
                                                                                Vessels transport under Cargo Preference Act;
                                                                                transport otherwise required by such vessels
                                                                                w/ltd commercial item exception
53.   52.248-1    Value Engineering                                   FEB 00    If in prime contract and $100,000.00+; less if
                                                                                potential for significant savings.
54.   52.212-4    Contract Terms and Conditions - Commercial Items    OCT 2003
55.   52.244-6    Subcontracts for Commercial Items                   APR 2003

* "Over SAT" indicates that the referenced clause applies to all contract over the Simplified Acquisition Threshold. FAR 2.101; see FAR 3.503-2

                                    Exhibit E

                                      [***]

                                    Exhibit F
                                  Option Prices

Option Prices:

            Option A: Option for up to five (5) Additional AIS Payload configured identically as Demo Payload defined in Exhibit A. Each additional AIS payload ordered beyond the one (1) Demo Payload will be provided at a Firm Fixed-Price of $3,000,000 each.

            Option B:

            Option for six (6) ORBCOMM Spacecraft similar to existing Plane A configuration with integrated AIS Payloads configured identically as Demo Payload defined in Exhibit A, the following Firm Fixed-Prices apply:

            If exercised before 15 December 2004: $34,400,000
            If exercised before 30 January 2005:  $34,650,000
            If exercised after 30 January 2005:
            but before 28 February 2005:          $34,900,000

            Option C:

            Option for six (6) ORBCOMM Spacecraft with ORBCOMM Payload similar to existing Plane A configuration the following Firm Fixed-Prices apply:

               If exercised before 15 December 2004: $32,600,000
               If exercised before 30 January 2005:  $32,850,000
               If exercised after 30 January 2005:
               but before 28 February 2005:          $33,100,000

Special Option Provision:

ORBCOMM may decide to exercise Option B during the period of performance of the Demo Payload and utilize the Demo Payload as one of the six (6) AIS Payloads to be delivered as one of the six (6) integrated AIS / ORBCOMM Spacecraft in Option
B. Upon the Termination for Convenience for the Demo Payload, Orbital will retain all payments received to date and an adjustment (either upward or downward) to Option B Price will be negotiated prior to the commencement of the Option B effort.